EXHIBIT 3.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors and Majority Shareholders of GTREX Capital, Inc. resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One" so that, as amended, said Article shall be and read as follows:

"The name of the Corporation shall be GREEN GLOBE INTERNATIONAL, INC....”

FURTHER RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Four" so that, as amended, in part, said Article shall be and read as follows:

"The total number of shares of stock which the Corporation shall have authority to issue is ten billion thirty million (10,030,000,000) which shall consist of ten billion (10,000,000,000) shares of common stock, $.0001 par value per share (the "Common Stock"), and thirty million (30,000,000) shares of preferred stock, $.0001 par value per share (the "Preferred Stock")…...

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29th day of February, 2008.

By: /s/ Steven Peacock

      Authorized Officer

Title: Chief Executive Officer

Name: Steven Peacock